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EXHIBIT 23.1    CONSENT OF CROWE, CHIZEK AND COMPANY LLP
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                             ACCOUNTANTS' CONSENT



We have issued our report dated July 22, 1998, accompanying the financial statements of First Federal Savings and Loan Association of Warren as of and for the year ended June 30, 1998, included in the Amendment No. 1 to the Form S-1 to be filed with the Securities and Exchange Commission and the Amendment No. 1 to the Form AC to be filed with the Office of Thrift Supervision on or about October 28, 1998. We consent to the use of our report and our name as it appears in the Prospectus under the caption "Experts."


                                 /s/ Crowe, Chizek and Company LLP

                                 Crowe, Chizek and Company LLP

Cleveland, Ohio

November 2, 1998